Exhibit 99.3

Johnson & Johnson Announces Dividend Increase of 5.3%

New Brunswick, N.J. (April 18, 2023) – Johnson & Johnson today announced that its Board of Directors has declared a 5.3% increase in the quarterly dividend, from $1.13 per share to $1.19 per share.
“In recognition of our 2022 results, strong financial position, and confidence in the future of Johnson & Johnson, the Board of Directors has voted to increase the quarterly dividend for the 61st consecutive year,” said Joaquin Duato, Chairman of the Board and Chief Executive Officer of the company.
At the new rate, the indicated dividend on an annual basis is $4.76 per share compared to the previous rate of $4.52 per share. The next quarterly dividend is payable on June 6, 2023 to shareholders of record as of the close of business on May 23, 2023. The ex-dividend date is May 22, 2023.

About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 135 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest, most diversified healthcare products company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.